EXHIBIT 99.1

Feb. 1, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES COMPLETION OF SITHE ENERGIES ACQUISITION

HOUSTON (Feb. 1, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it has completed the purchase from Exelon Corporation (NYSE: EXC) of all the outstanding capital stock of ExRes SHC, Inc., the parent company of Sithe Energies, Inc. and Sithe Independence, L.P. Through the acquisition, Dynegy has added to its power generation portfolio the 1,021-megawatt, combined-cycle Independence power generation facility located near Scriba, NY, four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania.

In addition to the power generation assets, the acquisition includes a 750-megawatt firm capacity sales agreement with Con Edison, a subsidiary of Consolidated Edison, Inc., through 2014. The capacity sales agreement will provide annual cash receipts of approximately $100 million. Further, as a result of the transaction, the power tolling and financial swap contracts between Sithe and another Dynegy subsidiary have become intercompany agreements. Consequently, the financial impact of these contracts will be substantially eliminated through the retention of the net cash flows within 100 percent Dynegy-owned companies.

“The completion of this transaction provides multiple strategic and financial benefits for Dynegy, including the addition of new generation capacity in an attractive U.S. region where the company has a strong, existing presence and the mitigation of a

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DYNEGY ANNOUNCES COMPLETION OF SITHE ENERGIES ACQUISITION

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legacy tolling agreement that minimizes corporate cash outflows,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “In addition, the debt obligations associated with the acquisition are largely covered by a long-term capacity contract with an investment-grade counterparty, enabling Dynegy to maintain its disciplined focus on capital expenditures that are in the best interest of our shareholders.”

The power generation assets acquired through the transaction will increase Dynegy’s net generating capacity in the Northeast to more than 3,000 megawatts. Dynegy’s Northeast generation portfolio also includes the 498-megawatt Danskammer and 1,210-megawatt Roseton power stations in Newburgh, New York, approximately 50 miles from New York City. The company now employs approximately 300 in the region and more than 2,200 overall.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling approximately 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the benefits of the Sithe acquisition and the funding of the Sithe debt obligations with proceeds from the Con Edison capacity sales contract. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the timing of future power market recovery in the Northeast region and the receipt of the proceeds from the long-term capacity sales contract. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2004, each as amended, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.